Porch Group Reports First Quarter 2024 Results
Strong operating execution in Q1, increasing full year Adjusted EBITDA Guidance
SEATTLE, May 8, 2024 (BUSINESS WIRE) – Porch Group, Inc. (“Porch Group” or “the Company”) (NASDAQ: PRCH), a homeowners insurance and vertical software platform, today reported first quarter results through March 31, 2024, with total revenue of $115.4 million, which increased 32% compared to the prior year. GAAP net loss was $13.4 million, an improvement of $25.4 million compared to the prior year, and Adjusted EBITDA Loss was $16.8 million, an improvement of $5.1 million compared to the prior year.
CEO Summary
"We are pleased with the results we delivered in the first quarter, with revenue growth of 32% and the year-over-year improvement in profitability despite the Texas Spring Storm Season arriving early. I was proud to see the release of the 2023 AM Best data that showed HOA, our insurance carrier, delivered the top performing direct combined ratio in Texas as compared to peers, and is one of the best performers across the country. Our strong April 1st reinsurance renewals were a testament to the insurance profitability actions and our ability to sustain an advantage given our unique property data,” said Matt Ehrlichman, Chief Executive Officer, Chairman and Founder. "Operationally the business has performed well, with continued product launches and corresponding price increases in our SaaS businesses driving increased revenue. Following the placement of our reinsurance renewals and our confidence in the full year, we are pleased to increase full year Adjusted EBITDA profitability guidance."
First Quarter 2024 Financial Results
•Total revenue of $115.4 million, an increase of 32% or $28.1 million compared to prior year (first quarter 2023: $87.4 million), driven by the Insurance segment, including increases in premium per policy.
•Revenue less cost of revenue of $39.6 million, 34% of total revenue (first quarter 2023: $36.1 million, 41% of total revenue). Vertical Software Segment margin improved ~600bps, driven by price increases and strong cost control. Insurance Segment margin was impacted by $36 million of net catastrophic weather claims in the quarter, which was $8 million worse than expected, driven by $20 million of gross losses related to a Texas hailstorm that developed in the second half of March.
•GAAP net loss of $13.4 million, compared to a GAAP net loss of $38.7 million for the first quarter of 2023.
•Adjusted EBITDA Loss of $16.8 million, a $5.1 million improvement from the prior year (first quarter 2023: loss of $21.9 million), driven by the Insurance segment, SaaS price increases and strong cost control.
•Gross written premium for the quarter in our Insurance segment was $83 million with approximately 256 thousand policies in force.
•$413.2 million cash, cash equivalents, and investments at March 31, 2024.
First Quarter 2024 Operational Highlights
•71% current accident year gross loss ratio and 97% gross combined ratio, an improvement from the first quarter of 2023 driven by premium per policy increases, and non-renewal of higher risk policies in insurance.
•Approved in 13 states to use Porch's unique property data to improve underwriting risk accuracy.
•Received $25 million up front cash with signing of business collaboration agreement with Aon.
•Sold EIG, Porch's insurance agency, for approximately $12 million. Focusing on leads with third-party agencies which are more profitable given the costs associated with running an in-house agency.
•Repurchased $8 million principal amount of 2026 unsecured notes for $3 million cash.
•ISN, Porch's largest inspection brand, implemented price increases in Q1 2024, following more than 20 feature enhancements in 2023.

The following tables present financial highlights of the Company’s first quarter 2024 results compared to the first quarter results of 2023 (dollars are in millions):

First Quarter 2024 (unaudited)		Insurance	Vertical Software	Corporate	Consolidated
Revenue		$87.9	$27.5	$—	$115.4
Year-over-year growth		50%	(4)%	— %	32%
Revenue less cost of revenue		$17.1	$22.5	$—	$39.6
Year-over-year growth		19%	4%	— %	10%
As % of revenue		19%	82%	— %	34%
GAAP net loss					$(13.4)
Adjusted EBITDA (loss)	(1)	$(2.9)	$1.1	$(15.0)	$(16.8)
Adjusted EBITDA (loss) as a percent of revenue	(2)	(3)%	4%	— %	(15)%

First Quarter 2023 (unaudited)		Insurance	Vertical Software	Corporate	Consolidated
Revenue		$58.7	$28.6	$—	$87.4
Revenue less cost of revenue		$14.4	$21.7	$—	$36.1
As % of revenue		24%	76%	— %	41%
GAAP net loss					$(38.7)
Adjusted EBITDA (loss)	(1)	$(7.2)	$(0.4)	$(14.3)	$(21.9)
Adjusted EBITDA (loss) as a percent of revenue	(2)	(12)%	(1)%	— %	(25)%
____________________________________________
(1)See Non-GAAP Financial Measures section for the definition and Adjusted EBITDA (loss) table for the reconciliation to GAAP net income (loss)
(2)Adjusted EBITDA (loss) as a percent of revenue is calculated as Adjusted EBITDA (loss) divided by Revenue
The following table presents the Company’s key performance indicators(1).

	Three Months Ended March 31,
(unaudited)	2024	2023	% Change
Gross Written Premium (in millions)	$83	$115	(28)%
Policies in Force (in thousands)	256	376	(32)%
Annualized Revenue per Policy (unrounded)	$1,375	$612	125%
Annualized Premium per Policy (unrounded)	$1,948	$1,468	33%
Premium Retention Rate	90%	107%
Gross Loss Ratio	71%	79%
Average Companies in Quarter (unrounded)	29,733	30,618	(3) %
Average Monthly Revenue per Account in Quarter (unrounded)	$1,294	$951	36%
Monetized Services (unrounded)	240,557	214,097	12%
Average Quarterly Revenue per Monetized Service (unrounded)	$422	$328	29%
_____________________________________
(1)Definitions of the key performance indicators presented in this table are included on page 9 of this release.

Balance Sheet Information (unaudited)

(dollars are in millions)	March 31, 2024	December 31, 2023	Change
Cash and cash equivalents	$279.1	$258.4	8%
Investments	134.1	139.2	(4%)
Cash, cash equivalents, and investments	$413.2	$397.6	4%
The Company ended the first quarter of 2024 with cash, cash equivalents, and investments of $413.2 million. Of this amount, Homeowner's of America ("HOA"), Porch's insurance carrier, held cash and cash equivalents of $204.4 million and investments of $96.6 million. Excluding HOA, Porch held $112.2 million of cash, cash equivalents, and investments. In addition, the Company ended the first quarter of 2024 with $36.8 million of restricted cash and cash equivalents, primarily for the captive and warranty businesses. Porch Group also holds a $49 million surplus note with HOA.
As of March 31, 2024, outstanding principal for convertible debt was $550.3 million. This includes $333.3 million of the 6.75% Senior Secured Convertible Notes due October 2028 (the “2028 Notes”) and $217.0 million of 0.75% Convertible Senior Notes due September 2026 (the “2026 Notes”).
The Company repurchased $8.0 million aggregate principal amount of its 2026 Notes in a private transaction for $3.0 million in cash, or 37.5% of par.
As part of the acquisition of Floify, LLC (“Floify”) in October 2021, we issued shares as partial closing consideration to the sellers of Floify and guaranteed that the value of those shares would equal or exceed 200% of such price on or prior to December 31, 2024 (the “True-Up Obligation”). The True-Up Obligation could be settled at our option in cash, Porch common stock, or a combination thereof. On March 27, 2024, we entered into a settlement agreement and mutual release of claims with the sellers of Floify to settle a post-closing dispute. As part of the of this agreement, the sellers of Floify agreed to terminate the True-Up Obligation in full and released from restriction approximately $0.9 million of escrowed cash to us.
Post Balance Sheet Events
Following the period end, the Company secured its 2024 reinsurance placements. The reinsurance program has a simplified structure and improved terms; this is testament to the industry-leading underwriting results delivered.
Under the new reinsurance coverage, third-party prospective ceding is 27.5%, slightly higher than anticipated given the more favorable terms. In addition, the excess of loss coverage has better terms than 2023.

Full Year 2024 Financial Outlook
Porch Group provides full year 2024 guidance based on current market conditions and expectations as of the date of this release. Guidance assumes a 63% gross loss ratio for the full year 2024, in line with the 5-year weighted average. Catastrophic weather in excess of historical experiences, would create downside to the lower end of the range.
Full year 2024 guidance is as follows:

Full Year 2024 Guidance

Revenue $450m to $470m Growth of 5% to 9% (Previously: $450m to $490m)

Revenue Less Cost of Revenue $230m to $240m (Previously: $225m to $240m)

Adjusted EBITDA[1] $2.5m to $12.5m (Previously: $1m to $10m)

Gross Written Premium[2] $460m to $480m (Unchanged)
1Adjusted EBITDA is a non-GAAP measure.
22024 gross written premium (“GWP”) guidance is stated as the expected full-year GWP for 2024 and is the total premium written by our licensed insurance carrier(s) (before deductions for reinsurance) and premiums from our home warranty offerings (for the face value of one year’s premium). Note, full-year 2023 GWP includes approximately $45 million from EIG placed with third party carriers.
Porch Group is not providing reconciliations of expected Adjusted EBITDA for future periods to the most directly comparable measures prepared in accordance with GAAP because the Company is unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of the Company’s control.

Conference Call
Porch Group management will host a conference call today May 8, 2024, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). The call will be accompanied by a slide presentation available on the Investor Relations section of the Company’s website at ir.porchgroup.com. A question-and-answer session will follow management’s prepared remarks.
All are invited to listen to the event by registering for the webinar, a replay of the webinar will also be available. See the Investor Relations section of the Porch Group’s corporate website at ir.porchgroup.com.
About Porch Group
Porch Group, Inc. ("Porch") is a homeowners insurance and vertical software platform. Porch's strategy to win in homeowners insurance is to leverage unique data for advantaged underwriting, provide the best services for homebuyers, and protect the whole home. The long-term competitive moats that create this differentiation come from Porch's leadership in home services software-as-a-service and its deep relationships with approximately 30 thousand companies that are key to the home-buying transaction, such as home inspectors, mortgage, and title companies.

To learn more about Porch, visit ir.porchgroup.com.
Investor Relations Contact
Lois Perkins, Head of Investor Relations
Porch Group, Inc.
Loisperkins@porch.com

Forward-Looking Statements
Certain statements in this release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although we, Porch Group, Inc., believe that our plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words “believe,” “estimate,” “expect,” “project,” “forecast,” “may,” “will,” “should,” “seek,” “plan,” “scheduled,” “anticipate,” “intend,” or similar expressions.
Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. Unless specifically indicated otherwise, the forward-looking statements in this release do not reflect the potential impact of any divestitures, mergers, acquisitions, or other business combinations that have not been completed as of the date of this release. You should understand that the following important factors, among others, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:
•expansion plans and opportunities, and managing growth, to build a consumer brand;
•the incidence, frequency, and severity of weather events, extensive wildfires, and other catastrophes;
•economic conditions, especially those affecting the housing, insurance, and financial markets;
•expectations regarding revenue, cost of revenue, operating expenses, and the ability to achieve and maintain future profitability;
•existing and developing federal and state laws and regulations, including with respect to insurance, warranty, privacy, information security, data protection, and taxation, and management’s interpretation of and compliance with such laws and regulations;
•our reinsurance program, which includes the use of a captive reinsurer, the success of which is dependent on a number of factors outside management’s control, along with reliance on reinsurance to protect against loss;
•the uncertainty and significance of the known and unknown effects on our insurance carrier subsidiary, Homeowners of America Insurance Company (“HOA”), and us due to the termination of a reinsurance contract following the fraud committed by Vesttoo Ltd. (“Vesttoo”), including, but not limited to, the outcome of Vesttoo’s Chapter 11 bankruptcy proceedings; our ability to successfully pursue claims arising out of the fraud, the costs associated with pursuing the claims, and the timeframe associated with any recoveries; HOA's ability to obtain and maintain adequate reinsurance coverage against excess losses; HOA’s ability to stay out of regulatory supervision and maintain its financial stability rating; and HOA’s ability to maintain a healthy surplus;
•uncertainties related to regulatory approval of insurance rates, policy forms, insurance products, license applications, acquisitions of businesses, or strategic initiatives, including the reciprocal restructuring, and other matters within the purview of insurance regulators;
•reliance on strategic, proprietary relationships to provide us with access to personal data and product information, and the ability to use such data and information to increase transaction volume and attract and retain customers;
•the ability to develop new, or enhance existing, products, services, and features and bring them to market in a timely manner;
•changes in capital requirements, and the ability to access capital when needed to provide statutory surplus;
•our ability to timely repay our outstanding indebtedness;
•the increased costs and initiatives required to address new legal and regulatory requirements arising from developments related to cybersecurity, privacy, and data governance and the increased costs and initiatives to protect against data breaches, cyber-attacks, virus or malware attacks, or other infiltrations or incidents affecting system integrity, availability, and performance;
•retaining and attracting skilled and experienced employees;
•costs related to being a public company; and
•other risks and uncertainties discussed in Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K (“Annual Report”) for the year ended December 31, 2023, and in subsequent reports filed with the Securities and Exchange Commission (“SEC”), all of which are available on the SEC’s website at www.sec.gov.

We caution you that the foregoing list may not contain all of the risks to forward-looking statements made in this release.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors, including those described in the reports with file with the SEC and elsewhere in this release. We disclaim any obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures
This release includes non-GAAP financial measures, such as Adjusted EBITDA (Loss) and Adjusted EBITDA (Loss) as a percent of revenue.
We define Adjusted EBITDA (Loss) as net income (loss) adjusted for interest expense; income taxes; depreciation and amortization; gain or loss on extinguishment of debt; other expense (income), net; impairments of intangible assets and goodwill; impairments of property, equipment, and software; stock-based compensation expense; mark-to-market gains or losses recognized on changes in the value of contingent consideration arrangements, earnouts, warrants, and derivatives; restructuring costs; acquisition and other transaction costs; and non-cash bonus expense. Adjusted EBITDA (Loss) as a percent of revenue is defined as Adjusted EBITDA (Loss) divided by total revenue.
Our management uses these non-GAAP financial measures as supplemental measures of our operating and financial performance, for internal budgeting and forecasting purposes, to evaluate financial and strategic planning matters, and to establish certain performance goals for incentive programs. We believe that the use of these non-GAAP financial measures provides investors with useful information to evaluate our operating and financial performance and trends and in comparing our financial results with competitors, other similar companies and companies across different industries, many of which present similar non-GAAP financial measures to investors. However, our definitions and methodology in calculating these non-GAAP measures may not be comparable to those used by other companies. In addition, we may modify the presentation of these non-GAAP financial measures in the future, and any such modification may be material.
You should not consider these non-GAAP financial measures in isolation, as a substitute to or superior to financial performance measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude specified income and expenses, some of which may be significant or material, that are required by GAAP to be recorded in our consolidated financial statements. We may also incur future income or expenses similar to those excluded from these non-GAAP financial measures, and the presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures reflect the exercise of management judgment about which income and expense are included or excluded in determining these non-GAAP financial measures.
You should review the tables accompanying this release for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure. We are not providing reconciliations of non-GAAP financial measures for future periods to the most directly comparable measures prepared in accordance with GAAP. We are unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control.

The following tables reconcile Net loss to Adjusted EBITDA (Loss) for the periods presented (dollar amounts in thousands):

	Three Months Ended March 31,
(unaudited)	2024	2023
Net loss	$(13,362)	$(38,740)
Interest expense	10,787	2,188
Income tax provision (benefit)	178	(111)
Depreciation and amortization	6,317	6,015
Mark-to-market gains	(7)	(499)
Gain on extinguishment of debt	(4,891)	—
Impairment loss on intangible assets and goodwill	—	2,021
Stock-based compensation expense	5,368	6,894
Other income, net (1)	(21,502)	(762)
Restructuring costs (2)	157	984
Acquisition and other transaction costs	167	128
Adjusted EBITDA (Loss)	$(16,788)	$(21,882)
Adjusted EBITDA (Loss) as a percentage of revenue	(15)%	(25)%
______________________________________
(1)Difference from Other Income, net in Condensed Consolidated Statements of Operations and Comprehensive Loss is primarily due to a portion of the income resulting from the Aon business collaboration agreement that is not a non-GAAP adjustment.
(2) Primarily consists of costs related to forming a reciprocal exchange.

	Three Months Ended March 31,
(unaudited)	2024	2023
Segment Adjusted EBITDA (Loss)
Vertical Software	$1,123	$(396)
Insurance	(2,885)	(7,185)
Subtotal	(1,762)	(7,581)
Corporate and other	(15,026)	(14,301)
Adjusted EBITDA (Loss)	$(16,788)	$(21,882)
The following table presents Segment Adjusted EBITDA (Loss) as a percentage of segment revenue for the periods presented:

	Three Months Ended March 31,
	2024	2023
Segment Adjusted EBITDA (Loss) as a Percentage of Revenue
Vertical Software	4.1%	(1.4%)
Insurance	(3.3)%	(12.2)%
Key Performance Indicators
In the management of these businesses, we identify, measure and evaluate various operating metrics. The key performance measures and operating metrics used in managing the businesses are discussed below. These key performance measures and operating metrics are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies.
Gross Written Premium — We define Gross Written Premium as the total premium written by our licensed insurance carrier(s) (before deductions for reinsurance); premiums from our home warranty offerings (for the face value of one year’s premium); and premiums of policies placed with third-party insurance companies for which we earn a commission.

Policies in Force — We define Policies in Force as the number of in-force policies at the end of the period for the Insurance segment, including policies and warranties written by us and policies and warranties written by third parties for which we earn a commission.
Annualized Revenue per Policy — We define Annualized Revenue per Policy as quarterly revenue for the Insurance segment, divided by the number of Policies in Force in the Insurance segment, multiplied by four.
Annualized Premium per Policy — We define Annualized Premium per Policy as the total direct earned premium for HOA, our insurance carrier, divided by the number of active insurance policies at the end of the period, multiplied by four.
Premium Retention Rate — We define Premium Retention Rate as the ratio of our insurance carrier’s renewed premiums over the last four quarters to base premiums, which is the sum of the preceding year’s premiums that either renewed or expired.
Gross Loss Ratio — We define Gross Loss Ratio as our insurance carrier’s gross losses divided by the gross earned premium for the respective period on an accident year basis.
Average Companies in Quarter — We define Average Companies in Quarter as the straight-line average of the number of companies as of the end of period compared with the beginning of period across all of our home services verticals that (i) generate recurring revenue and (ii) generated revenue in the quarter. For new acquisitions, the number of companies is determined in the initial quarter based on the percentage of the quarter the acquired business is a part of Porch.
Average Monthly Revenue per Account in Quarter — We view our ability to increase revenue generated from existing customers as a key component of our growth strategy. Average Monthly Revenue per Account in Quarter is defined as the average revenue per month generated across all home services company customer accounts in a quarterly period. Average Monthly Revenue per Account in Quarter is derived from all customers and total revenue.
Monetized Services — We connect consumers with home services companies nationwide and offer a full range of products and services where homeowners can, among other things: (1) compare and buy home insurance policies (along with auto, flood and umbrella policies) and warranties with competitive rates and coverage; (2) arrange for a variety of services in connection with their move, from labor to load or unload a truck to full-service, long-distance moving services; (3) discover and install home automation and security systems; (4) compare internet and television options for their new home; (5) book small handyman jobs at fixed, upfront prices with guaranteed quality; and (6) compare bids from home improvement professionals who can complete bigger jobs. We track the number of monetized services performed through our platform each quarter and the revenue generated per service performed in order to measure market penetration with homebuyers and homeowners and our ability to deliver high-revenue services within those groups. Monetized Services is defined as the total number of services from which we generated revenue, including, but not limited to, new and renewing insurance and warranty customers, completed moving jobs, security installations, TV/Internet installations or other home projects, measured over the period.
Average Quarterly Revenue per Monetized Service — We believe that shifting the mix of services delivered to homebuyers and homeowners toward higher revenue services is an important component of our growth strategy. Average Quarterly Revenue per Monetized Service is the average revenue generated per monetized service performed in a quarterly period. When calculating Average Quarterly Revenue per Monetized Service, average revenue is defined as total quarterly service transaction revenues generated from monetized services.

PORCH GROUP, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(all numbers in thousands)

	March 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$279,073	$258,418
Accounts receivable, net	20,801	24,288
Short-term investments	31,175	35,588
Reinsurance balance due	75,419	83,582
Prepaid expenses and other current assets	16,666	13,214
Deferred policy acquisition costs	20,422	27,174
Restricted cash and cash equivalents	36,820	38,814
Total current assets	480,376	481,078
Property, equipment, and software, net	17,588	16,861
Goodwill	191,907	191,907
Long-term investments	102,941	103,588
Intangible assets, net	82,505	87,216
Long-term insurance commissions receivable	196	13,429
Other assets	5,600	5,314
Total assets	$881,113	$899,393

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$5,250	$8,761
Accrued expenses and other current liabilities	53,466	59,396
Deferred revenue	215,771	248,683
Refundable customer deposits	16,040	17,980
Current debt	150	244
Losses and loss adjustment expense reserves	112,560	95,503
Other insurance liabilities, current	40,742	31,585
Total current liabilities	443,979	462,152
Long-term debt	432,082	435,495
Other liabilities	48,910	37,429
Total liabilities	924,971	935,076
Commitments and contingencies
Stockholders’ equity (deficit)
Common stock	10	10
Additional paid-in capital	696,240	690,223
Accumulated other comprehensive loss	(4,690)	(3,860)
Accumulated deficit	(735,418)	(722,056)
Total stockholders’ equity (deficit)	(43,858)	(35,683)
Total liabilities and stockholders’ equity (deficit)	$881,113	$899,393

PORCH GROUP, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(all numbers in thousands except per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenue	$115,443	$87,369
Operating expenses:
Cost of revenue	75,844	51,275
Selling and marketing	33,948	32,585
Product and technology	13,920	13,950
General and administrative	26,399	26,066
Impairment loss on intangible assets and goodwill	—	2,021
Total operating expenses	150,111	125,897
Operating income (loss)	(34,668)	(38,528)
Other income (expense):
Interest expense	(10,787)	(2,188)
Change in fair value of private warrant liability	(425)	345
Change in fair value of derivatives	1,483	—
Gain on extinguishment of debt	4,891	—
Investment income and realized gains, net of investment expenses	3,644	758
Other income, net	22,678	762
Total other income (expense)	21,484	(323)
Loss before income taxes	(13,184)	(38,851)
Income tax provision	(178)	111
Net loss	$(13,362)	$(38,740)

Net loss per share - basic and diluted	$(0.14)	$(0.41)

Shares used in computing basic and diluted net loss per share	97,512	95,210
The following table summarizes the classification of stock-based compensation expense in the unaudited consolidated statements of operations.

	Three Months Ended March 31,
	2024	2023
Selling and marketing	$694	$1,045
Product and technology	1,095	1,449
General and administrative	3,579	4,400
Total stock-based compensation expense	$5,368	$6,894

PORCH GROUP, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(all numbers in thousands)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(13,362)	$(38,740)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	6,317	6,015
Impairment loss on intangible assets and goodwill	—	2,021
Gain on extinguishment of debt	(4,891)	—
Loss on divestiture of business	5,244	—
Gain on settlement of contingent consideration	(14,930)	—
Change in fair value of private warrant liability	425	(345)
Change in fair value of contingent consideration	1,051	(154)
Change in fair value of derivatives	(1,483)	—
Stock-based compensation	5,368	6,894
Non-cash interest expense	10,434	1,534
Other	(799)	508
Change in operating assets and liabilities, net of acquisitions and divestitures
Accounts receivable	(439)	2,619
Reinsurance balance due	8,174	6,286
Deferred policy acquisition costs	6,752	(8,994)
Accounts payable	(3,511)	(69)
Accrued expenses and other current liabilities	1,829	1,390
Losses and loss adjustment expense reserves	17,057	14,895
Other insurance liabilities, current	9,158	16,712
Deferred revenue	(33,017)	(24,100)
Refundable customer deposits	(2,034)	(4,607)
Other assets and liabilities, net	11,122	(3,896)
Net cash provided by (used in) operating activities	8,465	(22,031)
Cash flows from investing activities:
Purchases of property and equipment	(41)	(356)
Capitalized internal use software development costs	(2,315)	(2,427)
Purchases, maturities, sales of short-term and long-term investments	4,705	(390)
Proceeds from sale of business	10,348	—
Acquisitions, net of cash acquired	—	(1,974)
Net cash provided by (used in) investing activities	12,697	(5,147)
Cash flows from financing activities:
Proceeds from advance funding	—	313
Repayments of advance funding	—	(1,281)
Repayments of principal	(3,150)	(499)
Repurchase of stock	—	(5,608)
Other	649	(199)
Net cash used in financing activities	(2,501)	(7,274)
Net change in cash and cash equivalents & restricted cash and cash equivalents	$18,661	$(34,452)
Cash and cash equivalents & restricted cash and cash equivalents, beginning of period	$297,232	$228,605
Cash and cash equivalents & restricted cash and cash equivalents, end of period	$315,893	$194,153